Exhibit 10.2

ADOBE EXECUTIVE ANNUAL INCENTIVE PLAN

(FY 2005)

OBJECTIVES:

1)              Drive revenue growth and accountability

2)              Drive execution of operating plan and strategic objectives

3)              Motivate and inspire employees to contribute at peak performance

ELIGIBILITY:                                            Members of the Executive Team who are employed by Adobe (full time or part time) during the full eligibility period (fiscal year) are eligible for the Executive Incentive Plan.  If hired prior to the fourth quarter, employee is eligible for a prorated annual bonus. If hired in the fourth quarter, Executive is not eligible for bonus.

INCENTIVE TARGET:                                             Incentive target stated as a percentage of annual base salary.

PAYMENT SCHEDULE:                                     Annual incentive bonus target paid on annual basis approx 45-60 days from the end of the fiscal year.

EXECUTIVE TEAM – Bonus Components

The Corporate result threshold must be achieved before bonus is paid.  Subsequently, executive team members are measured on achievement against revenue and individual targets.

Corporate Target is driven by the corporate operating profit and revenue plan.

•                  Minimum payment (50%) requires a threshold achievement of 90% revenue to plan & 90% operating profit to plan

•                  Upside payment potential to 200%

Individual Target is based on achievement of goals tied to the corporate operating plan and strategic objectives.

•                  30% of bonus is weighted on individual results and tied to  Corporate results

Revenue Target is based on budget revenue numbers for the Company or specific Business Unit.

•                  70% of bonus is comprised of revenue

•                  Minimum payment (50% ) requires threshold achievement of at least 90% of revenue to plan

•                  Upside payment potential to 200%

Bonus Formula if Company meets threshold:

Target x Company Results % x Individual Results% x Weight 30%

+

Target x Revenue Results % x Weight 70%

=

Bonus

SVP WW SALES AND FIELD OPS – Bonus Components

Corporate result threshold (achievement of 90% revenue to plan & 90% operating profit to plan) must be achieved before bonus is paid.

Business Unit Revenue Target is based on budget revenue numbers for the specific business units

•                  100% of bonus is comprised of company revenue (with different weightings per Business Unit)

•                  CEO may adjust the percentage weightings within the plan, to redirect behavior based on changes in the economy, immediate needs of the company, changes in long-term strategies and individual career growth and development throughout the fiscal year.

•                  Minimum payment (50%) requires threshold achievement of at least 90% business unit revenue to plan

•                  Upside payment potential to 200%

Participation in the Plan is at the discretion of Company management.  The Company reserves the right to make changes to the Plan at any time.  The compensation committee of the Board of Directors may alter the incentive payout based on achievement of publicly announced targets, product milestones, strategic goals, cross functional teamwork and collaboration, and unforeseen changes in the economy and/or geopolitical climate.